CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Brown Capital Management Mutual Funds and to the use of our report dated May 30, 2013 on the financial statements and financial highlights of The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, and The Brown Capital Management Mid-Cap Fund, each a series of shares of Brown Capital Management Mutual Funds. Such financial statements and financial highlights appear in the March 31, 2013 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 29, 2013